SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 ------------

                                 SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13-d AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)

                                 UNITY BANCORP, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   913290102
             -----------------------------------------------------
                                 (CUSIP Number)



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 913290102                   13G                      Page 2 of 5 Pages
          ---------



   1.   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:

                               PETER P. DETOMMASO
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   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3.   SEC USE ONLY:


--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION:                 USA


--------------------------------------------------------------------------------
   NUMBER OF      5.    SOLE VOTING POWER:                    4,456
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.    SHARED VOTING POWER:                124,042
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.    SOLE DISPOSITIVE POWER:               4,456
      WITH
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER:           124,042

--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        128,498
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES:    [ ]

--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:    6.5%

--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON:

        IN

--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                   Under the Securities Exchange Act of 1934

    Check the following box if a fee is being page with this statement [ ].





Item 1(a).        NAME OF ISSUER:       UNITY BANCORP, INC.
                  --------------------------------------------------------------

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                64 OLD HIGHWAY 22
                                CLINTON, NEW JERSEY   08809
                  --------------------------------------------------------------

Item 2(a).        NAME OF PERSON FILING:     Peter P. DeTommaso
                  --------------------------------------------------------------

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
                    64 Old Highway 22, Clinton, New Jersey  08809
                  --------------------------------------------------------------

Item 2(c).        CITIZENSHIP:     USA
                  --------------------------------------------------------------

Item 2(d).        TITLE OF CLASS OF SECURITIES:   Common Stock, no par value
                  --------------------------------------------------------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS
                  A:      N.A
                  --------------------------------------------------------------

Item 4.           OWNERSHIP:

       (a)        AMOUNT BENEFICIALLY OWNED:       128,498
                  --------------------------------------------------------------
       (b)        PERCENT OF CLASS:                6.5%
                  --------------------------------------------------------------
       (c)        NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)    SOLE OF POWER TO VOTE OR TO DIRECT THE VOTE:
                         4,456
                  --------------------------------------------------------------
          (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                       124,042
                  --------------------------------------------------------------

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                                                               Page 4 of 5 Pages







         (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         4,456
                 ---------------------------------------------------------------

          (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                       124,042
                 ---------------------------------------------------------------

Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        N/A
                 ---------------------------------------------------------------

Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

                        N/A
                 ---------------------------------------------------------------

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRE THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:

                        N/A
                 ---------------------------------------------------------------

Item 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                        N/A
                 ---------------------------------------------------------------

Item 9.          NOTICE OF DISSOLUTION OF GROUP:        N/A

                 ---------------------------------------------------------------

Item 10.         CERTIFICATION.

                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                               Page 5 of 5 Pages


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 1998

/s/ Peter P. DeTomasso
-------------------------------
      (Signature)

      Peter P. DeTomasso
-------------------------------
      (Name/Title)